Exhibit 21


                         Subsidiaries of MIM Corporation

                             Pro-Mark Holdings, Inc.
                           MIM Investment Corporation
                                  CalPharm, LLC
                              CMP Acquisition, Inc.
                             MIM Health Plans, Inc.
                          MIM Strategic Marketing, LLC
                                  MIM IPA, Inc.
                      MIM Health Plans of Puerto Rico, Inc.